EXHIBIT 3.01
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HARTFORD LIFE, INC.
     Hartford Life, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), for the purpose of amending and restating its Certificate of Incorporation, does hereby certify as follows:
     1. The name of the Corporation is Hartford Life, Inc., and the name under which the Corporation was originally incorporated is HLI, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 13, 1996. The Certificate of Incorporation was amended on February 7, 1997 and May 11, 2001. The Certificate of Incorporation was restated in its entirety on April 3, 1997 and April 26, 2001. A Certificate of Ownership and Merger was filed on June 27, 2000.
     2. This Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, amends and restates the Certificate of Incorporation of the Corporation, in its entirety, to read as follows:
ARTICLE FIRST
          The name of the Corporation is Hartford Life, Inc. (hereinafter, the “Corporation”).
ARTICLE SECOND
     The street address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, New Castle County. The name of the registered agent at that address is Corporation Service Company.
ARTICLE THIRD
     The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).
ARTICLE FOURTH
     (a) The total number of shares of stock that the Corporation shall have authority to issue is two thousand (2,000) shares, consisting of one thousand (1,000) shares designated Common Stock, with a par value of $.01 per share, and one thousand (1,000) shares designated Preferred Stock, with a par value of $.01 per share.
     (b) The Board of Directors of the Corporation shall have the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to determine, by one or more resolutions, the following provisions, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions of the shares of any such class or series of Preferred Stock:
     (1) the designation of such class or series, the number of shares of Preferred Stock to constitute such class or series and the stated or liquidation value thereof;
     (2) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

     (3) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the ratio or rates thereof, the conditions and dates upon which such dividends shall be payable and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock or any other class or any other series of the same class;
     (4) whether the shares of such class or series shall be subject to redemption at the option of the Corporation and/or the holders of such class or series or upon the occurrence of a specified event, and, if so, the times, price, or prices, and other conditions of such redemption, including securities or other property payable upon any such redemption, if any;
     (5) the amount or amounts, if any, payable upon shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets, of the Corporation;
     (6) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;
     (7) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any securities, whether or not issued by the Corporation, at the option of the Corporation and/or the holders of such class or series, or upon the occurrence of a specified event, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;
     (8) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;
     (9) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional shares of stock, including additional shares of such class or series or of any other series of the same class or of any other class;
     (10) the ranking (be it pari passu, junior or senior) of each class or series in relation to any other class or series of Preferred Stock as to the payment of dividends, the distribution of assets, and all other matters; and
     (11) any other powers, preferences and relative, participating, optional and other special rights and any qualifications, limitations or restrictions thereof, insofar as they are not inconsistent with the provisions of the Certificate of Incorporation of the Corporation, as amended and restated to date, to the full extent permitted in accordance with the laws of the State of Delaware.
     (c) Except as otherwise required by law, as otherwise provided herein or as otherwise provided by the Board of Directors as to the shares of any class or series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meetings of stockholders.
ARTICLE FIFTH
     In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE SIXTH
     To the fullest extent permitted by the DGCL, as it now exists and as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Sixth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
ARTICLE SEVENTH
     Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
IN WITNESS WHEREOF, the undersigned officer has caused this Amended and Restated Certificate of Incorporation to be executed on behalf of the Corporation on this 12th day of July, 2005.

HARTFORD LIFE, INC.

By:	/s/ Richard G. Costello
Name:	Richard G. Costello
Title:	Vice President and Secretary